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                                                                   Exhibit 10.31


                                    MHW, LTD.
             ALCOHOLIC BEVERAGE IMPORTERS, DISTRIBUTORS, & SERVICES
                  272 PLANDOME ROAD, MANHASSET, NEW YORK 11030
                     TEL: (516) 869-9170 FAX: (516) 869-9171

As of December 1, 2004

Mr. Mark Andrews
Chief Executive Officer
Castle Brands Inc.
570 Lexington Avenue
29th Floor
New York, NY 10022


Dear Mr. Andrews:

I am writing with reference to our understanding and agreement concerning certain Distribution Services to be rendered by MHW, Ltd. ("MHW") to Castle Brands (USA) Corp. ("CB"). Effective December 1, 2004, MHW Ltd. (MHW) will serve as the importer and national distributor for CB brands "Knappogue Castle Whiskey", "Celtic Crossing Liquor", "Boru Vodka", "Sea Wynde Rum", "British Royal Navy Imperial Rum", "Brady's Irish Cream", "Pallini Limoncello" and "Gosling's Rum" and ship to these wholesalers in various states (registered by MHW) designated and approved by CB from stock delivered and owned by CB at duly licensed public beverage alcohol warehouses including Western Carriers, Inc. in New Jersey (or shipped direct to wholesalers in the case of Direct Import orders). MHW will receive orders from your customers, take title to such products as are necessary to fill orders, coordinate pick-up from the warehouse, then invoice (at prices agreed upon with CB and properly filed with state agencies), collect, and deposit the remittances into one MHW account designated for CB. MHW will also file all required state reports to the applicable state agencies and pay all relevant beverage excise taxes. On a weekly basis (or as necessary) MHW will remit "Funds Due" CB.

It is agreed that MHW will earn a monthly service fee of $4,900.00 plus $1.00 per case on all cases sold during the month. Additional brands can be added if mutually agreed upon. Both parties agree to periodically re-visit the monthly fee and adjust it accordingly based upon the number of brands, markets covered, and cases sold. The term of this agreement shall commence December 1, 2004 through March 31, 2006 and shall continue automatically thereafter on a month to month basis unless specifically terminated by either party with at least four months prior written notice.

"Funds Due" CB are defined as the net wholesale selling price received less any applicable warehousing, ocean freight, delivery, federal & state (if applicable) taxes / duties, registration fees, insurance, promotional expenses, sales broker commission payments, etc. and the MHW service fee. At the express request of CB (and availability of Funds Due), MHW may also process supplier payments pertaining to CB brands imported by MHW on behalf of CB. Otherwise, CB shall satisfy all product supplier obligations. Any advances given to MHW for costs associated with CB brands will be credited to your account. MHW will keep you informed
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on the status of sales, receivables, collections, cash balances, and expenses associated with your activity and file reports as required by Section 7(b) of Distributor Agreement dated March 17, 1998, between CB and Gaelic Heritage Company Limited.

As agreed, in the event a wholesaler refuses to pay on an order shipped to one of your accounts, MHW will not be liable for the payment. However, we will take necessary actions to try and secure payment from the wholesaler. In the event CB instructs MHW to institute legal action to collect the outstanding monies, MHW will agree to do so and to prosecute such action fully, in consultation with but at the sole cost of CB. Title to any products subject to contested sales as described above shall revert from MHW to CB.

In consideration of the services to be performed by MHW, CB hereby agrees to indemnify MHW and its officers, directors and employees and hold it harmless against any claims, actions, demands, liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees) arising out of, or arising from MHW's performance of its obligations, pursuant to this service agreement, for claims brought by third parties for product liability, infringement of intellectual property rights, or non-compliance with regulatory requirements. This indemnification does not cover any third party claims or actions against CB and/or its designated distributor or MHW arising through the act, omission, neglect of MHW, its officers, directors, employees, servants or agents.

If you are in agreement with these terms, please sign below. This letter replaces the April 15, 1998, May 2, 2002 and December 1, 2003 letters between this firm and CB or its predecessors.

We look forward to continuing to work with you and enjoying a mutually prosperous relationship.

Sincerely,



                                             MHW Ltd.
                                             By:  /s/  John F. Beaudette
                                                  ------------------------------
                                             John F. Beaudette
                                             President

ACCEPTED and AGREED to,


By:  /s/  Mark E. Andrews, III
     -----------------------------------------
Name:   Mark E. Andrews, III
Title:  Chairman and CEO
Company:  Castle Brands (USA) Corp.